UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8−A /A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

UNITED RENTALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-14387	06-1522496
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Greenwich Office Park Greenwich, CT	06831
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (203) 622-3131

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series E Junior Participating Preferred Stock	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

          United Rentals, Inc. (the “Company”) hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on October 9, 2001, and subsequently amended on August 6, 2007, as follows:

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is hereby supplemented as follows:

          On October 16, 2008, the Company amended the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of September 28, 2001, as amended by the First Amendment to the Rights Agreement, dated as of July 22, 2007 (as amended, the “Rights Agreement”). The amendment (the “Second Amendment to the Rights Agreement”), which was effective October 16, 2008, reduces the beneficial ownership threshold required to trigger rights under the Rights Agreement from a 25% ownership interest to a 15% ownership interest.

          The foregoing description of the Second Amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the Second Amendment to the Rights Agreement, a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference.

Item 2.	Exhibits

Item 2 of the Form 8-A is hereby amended by adding the following exhibit filed herewith:

Exhibit No.	Description

3

Second Amendment to the Rights Agreement, dated as of October 16, 2008, between United Rentals, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on October 17, 2008).

SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 20, 2008	UNITED RENTALS, INC.

	By:	/s/ Roger E. Schwed

Name: Roger E. Schwed
Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3

Second Amendment to the Rights Agreement, dated as of October 16, 2008, between United Rentals, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on October 17, 2008).